EXHIBIT 5
                                                                       ---------



                                November 15, 2000

Board of Directors
Comdial Corporation
1180 Seminole Trail
Charlottesville, Virginia 22901

Ladies and Gentlemen:

         This  will  refer  to the  Registration  Statement  on  Form  S-8  (the
"Registration Statement") that is being filed by Comdial Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the Comdial Corporation 1992 Stock Incentive Plan (the "Plan"). The Registration Statement covers 500,000 shares of Comdial Corporation Common Stock, $0.01 par value, which have been added, with the approval of the stockholders of Comdial Corporation, to those reserved for issuance under the Plan.

         We are of the opinion that the additional 500,000 shares of Common Stock being registered under the Registration Statement, when issued and sold in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Sincerely,


                                  /s/ McGuireWoods LLP

                                  McGuireWoods LLP